EXHIBIT 10.1

EMPLOYEE AGREEMENT AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on March 30, 2017 by and between SharpSpring, Inc., a Delaware corporation (the “Company”); and Richard Carlson (“Employee”).

1.	Effective March 30, 2017, this Agreement amends that certain Employee Agreement dated September 13, 2015, made and entered into by the parties hereto (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.	Paragraph 4.1 of Article Four is deleted and replaced with the following:

4.1. Base Compensation. For all services rendered by Employee under this Employee Agreement, the Company agrees to pay Employee the rate of $250,000 per year (the “base salary”), which shall be payable to Employee not less frequently than bi-monthly, or as is consistent with the Company’s practice for its other employees. .

3.	The provisions contained in Appendix B – Other Compensation - Item I. Quarterly Bonus Compensation is deleted and replaced with the following:

I. Annual Bonus Compensation:

Employee shall be eligible for bonus compensation that will be paid on an annualbasis (the “Annual Bonus”) that will be earned and payable as follows:

The annual bonus target amount is $50,000, and will be tied to the achievement of Company financial targets and CEO goals during the year. The percentage of the Annual Bonus that may be paid out may range from 0% to 125% of the Annual Bonus target amount.

The Annual Bonus is earned at the close of the applicable year and is intended to be paid shortly after the Company reports its financials publicly.

If Employee’s employment is terminated for any reason, Employee shall be paid (a) the full Annual Bonus earned, as determined solely by the Company’s Compensation Committee of the Board of Directors, for the most recently completed year and if Employee’s employment is terminated by the Company or by mutual agreement, Employee shall be paid (b) a pro-rated Annual Bonus, as determined solely by the Company’s Compensation Committee of the Board of Directors, for the year in which termination occurs.

4.	Additionally, the following shall be inserted into the provisions of Appendix B – Other Compensation - Item II. Option Grant:

Incentive Stock Options: 100,000

Exercise Price: $4.74

Grant Date: March 17, 2017

Expiration Date: March 16, 2027

Vesting Schedule: The options vest monthly over a four year period in equal installments of 2,083 shares per month beginning one month after the grant date, except that during the final month of vesting 2,099 shares shall vest. The option grant shall be made pursuant to the Company’s 2010 Employee Stock Plan (the “Plan”) and subject to the terms of the Plan’s standard incentive stock option agreement, as may be modified for purposes of this Employee Agreement. As more fully described in the Employee’s incentive stock option agreement, of even date hereof, the Vesting Schedule is subject to acceleration in the event of a Change of Control as defined in the Employee’s non-statutory stock option agreement.

5.	All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SHARPSPRING, INC.:

By:	/s/ Edward Lawton
Edward Lawton, CFO

EMPLOYEE:

By:	/s/ Richard Carlson
Richard Carlson